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BECOME AN OWNER IN
DSTLD

A CHANCE TO INVEST IN DSTLD

PUBLISHED MAY 2, 2016

DSTLD

LOS ANGELES



A few months back, DSTLD explored the possibility of allowing our customers to invest. The response from our customers and the public was phenomenal – our "testing the waters" (TTW) campaign received over $12,150,000 of indicated interest from more than 2,100 people. **As the first fashion company to explore this fundraising alternative, we also received a powerful response from the press**.

BOF LOS ANGELES BUSINESS JOURNAL YAHOO! WWD

Because of the enthusiastic response, DSTLD has decided to file with the SEC to allow customers to buy shares. We will be opening up our live equity crowdfunding campaign to everyone in a few short months and would like to invite you to learn more.

LEARN MORE

To get yourself more familiar with the brand, here are some company highlights, as well as an invitation for you to visit our SeedInvest page so you can view DSTLD's company deck or indicate interest to invest. Indicating interest is non-binding.

Please share this news with anyone you know who might be interested in learning more about DSTLD or investing.

CLICK HERE TO VISIT OUR SEEDINVEST PAGE seedinvest

Thank you again for your support, we look forward to what lies ahead!

Corey + Mark
Co-founders

BY THE NUMBERS


$12M+
INDICATIONS
$3M+
REVENUE
$54k+
ITEMS SOLD
$21k+
CUSTOMERS
$65+
PRICE/DENIM
8
EMPLOYEES

NEW PRODUCT DEVELOPMENT

With a recent addition to our senior design team (she hails from Nasty Gal and Kill City), we've been hard at work planning the expansion of our collection. Expect to see new developments by mid-spring in our Men's and Women's denim collections, plus outerwear: a leather Moto Jacket and silk Bomber for women, and a leather Bomber for men.


LEATHER BOMBER
LIGHTWEIGHT DENIM
SILK BOMBER

We're also extremely excited to be moving the production of our denim lines to Los Angeles, where all of our knits and tees are already manufactured, in the near future.

IN THE PRESS

GQ

"A PAIR OF PREMIUM, QUITE PERFECTLY CUT JEANS"

VOGUE

"THE BEST FIGURE FLATTERING DENIM"

Aol.

"MEET THE DENIM COMPANY THAT WILL CHANGE YOUR LIFE (AND WARDROBE) FOR GOOD"

SEEN ON



SELENA GOMEZ



KENDALL JENNER



CARA DELEVINGNE



LEA MICHELE



ALESSANDRA AMBROSIO


DO THIS, FEEL AWESOME! P. 52
HOTTER THAN EVER!!
ONE SIMPLE WORKOUT, KICK-ASS RESULTS
10 Pounds GONE! Without Even Trying
FIERCE FALL FASHION
Life Advice From Ballers
AMY SCHUMER
LADY GAGA
JESSICA ALBA
MICHELLE OBAMA

REESE WITHERSPOON

FROM OUR CUSTOMERS

"Just wanted to say that I've already bought two pairs of jeans from you guys– they are perhaps the best fitting, best looking, and most durable jeans I have ever bought… and the price absolutely can't be beat. Two thumbs up!" – **RYAN**

"I purchased the "Low Rise Skinny Jeans in Dusk" in February of last year. I just wanted to email to say that I am truly satisfied with the jeans. I have had them for a little less than a year and they are still in perfect condition. They are probably the best jeans I have ever bought and for such an affordable price too! I have absolutely no complaints with the jeans." – **THOU**

"I love your jeans so much…The material is so much thicker and feels stiff and strong compared to other jeans I've worn that feel limp, thin and liable to rip. A month later I bought your black over-dye skinny jeans. They are the most comfortable and soft jeans I've encountered. An absolutely fabulous job on the jeans, one can see and feel the quality that has gone into them. Thank you for providing such quality products for reasonable prices." – **GARRETT**

"Great quality jeans. I never thought I'd find a pair that I love as much as my AG jeans, but these have surpassed my expectations. The Skinny Black Powerstretch pair is my favorite — great stretch without it loosening up and giving a baggy butt look. After several washes the black has not faded at all. Customer service is superb." – **CHRISTINA**

FOLLOW US ON INSTAGRAM


@DSTLD





Denim.LA, Inc. ("DSTLD") is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other *consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until* qualification *of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.*

The individuals above were not compensated in exchange for their testimonials. In addition, their testimonials should not be construed as and/or considered investment advice.

CATEGORIES: Story

TAGS:
#retailrebellion DSTLD equity crowdfunding fundraising JOBS Act Reg A+ funding regulation a+ funding seedinvest venture capital

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